Exhibit 99.1

GrowGeneration Reports Record Third Quarter 2021 Financial Results

Record Revenue increased 111% to $116.0 million

●	Adjusted EBITDA of $10.8 million for the third quarter

●	Comparable store sales for the quarter increased 15.7% from prior year

●	Earnings of $0.07 per share in the quarter

●	2021 Full Year revenue guidance updated to $435 to $440 million

●	Adjusted EBITDA guidance updated to $41 million to $43 million

DENVER, Nov. 11, 2021 /CNW/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 62 locations across 13 states, today reported record third quarter 2021 revenues of $116.0 million, versus $55.0 million in the same period last year.

The Company also reported third quarter 2021 GAAP net income of approximately $4.0 million compared to net income of $3.3 million in the same period last year.  Diluted earnings per share was $0.07 compared to a $0.06 in the same period last year.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) of $10.8 million was a record for the third quarter, compared to $6.6 million in the same period last year, or $0.18 per share, versus $0.13 in the same period last year.

Darren Lampert, GrowGen’s Co-Founder and CEO stated, “The GrowGen team delivered a strong third quarter, with revenues up 111%, compared to the same period last year in a difficult macro environment. Same-store sales at 25 locations increased 15.7% from the prior year. At present, we have 62 retail locations in operation. We increased our inventory positions across all key product categories to get ahead of price increases, as well as expanded more private label purchases. Our private-label and proprietary products reached approximately 8.7% of our overall sales in the third quarter. Our online marketplace, including Agron, is on pace to reach $35 million of revenue for 2021.  We opened two locations in the Los Angeles metro area, and for next year, we are looking to open 15 to 20 locations.”

Mr. Lampert continued, “In order to position the company for 2022 and beyond, we have made several strategic decisions.  Most importantly, we have organized the management team to focus on key deliverables.  Over the past several months, we have brought on key leaders including Paul Rutenis, our Chief Merchant, to lead the private label and proprietary brands, Dennis Sheldon to run technology and supply chain, and Becky Gebhardt to run e-commerce and marketing.  Tony Sullivan, our COO, will lead our effort to open new locations and retail operations.  At present, we are on track for full year revenue of $435 to $440 million in 2021.”

Financial Highlights for Third Quarter 2021 Compared to Third Quarter 2020

●	Revenues rose 111% to $116.0 million for third quarter 2021, versus $55.0 million for the same period last year.

●	Same-store sales at 25 locations open for the same period in 2020 and 2021 were $59.2 million in third quarter 2021, versus $51.2 million for third quarter 2020, a 15.7% increase year over year.

●	Gross profit margin for third quarter 2021 was 29.4%, compared to 26.5% in the same quarter last year, an increase of 290 basis points.

●	GAAP net income before tax was $5.1 million for the third quarter 2021, versus $5.1 million for the same period last year.

●	Net income was $4.0 million, or $0.07 per share based on a basic share count of 58.5 million.

●	Adjusted EBITDA was $10.8 million for third quarter 2021, versus $6.6 million for the same period last year.

●	Private label sales, inclusive of Power Si and Char Coir, were 8.7% of revenue, compared to 2.1% for the same period last year.

●	E-commerce revenue, inclusive of Agron revenue, was $10.5 million, compared to $3.9 million for the same period last year.

●	Cash and short-term securities as of September 30, 2021 was $93.0 million.

Financial Highlights for Nine Months Ended September 30, 2021

●	Net revenue for the nine months ended September 30, 2021, was $331.9 million, compared to $131.4 million for the nine months ended September 30, 2020, an increase of $200.5 million or 153%.

●	Gross profit margin was 28.7% for the nine months ended September 30, 2021 compared to 26.7% for the nine months ended September 30, 2020.

●	Net income for the nine months ended September 30, 2021 was $16.9 million, compared to net income of $3.8 million for the nine months ended September 30, 2020.

●	Adjusted EBITDA for the nine months ended September 30, 2021 was $36.3 million, compared to $13.4 million for the nine months ended September 30, 2020.

M&A Activity

The Company acquired the following hydroponic equipment and organic garden centers in the third quarter of 2021:

●	In July 2021, the Company acquired the assets of Aqua Serene, Inc., an indoor/outdoor garden center with stores in Eugene and Ashland, Oregon.

●	In July 2021, the Company purchased the assets of Mendocino Greenhouse & Garden Supply, Inc, a hydroponic garden center located in Mendocino, California.

●	In August 2021, the Company purchased the assets of Commercial Grow Supply, Inc., consisting of a hydroponic and garden supply center serving the Santa Clarita, California area.

●	In August 2021, the Company purchased the assets of Hoagtech Hydroponics, Inc., consisting of a hydroponic and garden supply center serving the Bellingham, Washington area.

Expansion Efforts

The Company’s supply chain spans approximately 950,000 square feet of retail and warehouse space across 13 states.  The Company opened two greenfield locations in Los Angeles county in September, 2021. The Company is scheduled to open a sixth Oklahoma location in Ardmore in the first quarter of 2022, and is in the process of building several additional locations which will serve as fulfillment centers, including 25,000 square feet in Phoenix, Arizona and the recently opened 58,000 square feet in Medley, Florida.

Conference Call

The Company will host a conference call today, November 11, 2021, at 9:00AM Eastern Time. To participate in the call, please dial (866) 269-4260 (domestic) or (647) 792-1241 (international). The conference code is 8073498.  This call is being webcast and can be accessed on the Investor Relations section of GrowGen’s website at: https://ir.growgeneration.com/news-events/ir-calendar.

A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.

About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island, 1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGen also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. and distribution centers.  GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

Michael Salaman
michael@growgeneration.com

John Evans
Investor Relations
415-309-0230
john.evans@growgeneration.com

ITEM 1. FINANCIAL STATEMENTS
GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$63,035	$177,912
Marketable securities	29,961	—
Accounts receivable, net	6,953	3,901
Notes receivable, current	7,734	2,612
Inventory, net	113,281	54,024
Income taxes receivable	2,546	655
Prepaids and other current assets	28,169	11,125
Total current assets	251,679	250,229

Property and equipment, net	16,755	6,475
Operating leases right-of-use assets, net	36,155	12,088
Notes receivables, net of current portion	550	1,200
Intangible assets, net	49,397	21,490
Goodwill	123,875	62,951
Other assets	777	301
TOTAL ASSETS	$479,188	$354,734

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,627	$14,623
Accrued liabilities	2,716	672
Payroll and payroll tax liabilities	6,705	2,655
Customer deposits	13,743	5,155
Sales tax payable	3,376	1,161
Income taxes payable	—	—
Current maturities of lease liability	6,205	3,001
Current portion of long-term debt	111	83
Total current liabilities	72,483	27,350

Deferred tax liability	2,351	750
Operating lease liability, net of current maturities	31,355	9,479
Long-term debt, net of current portion	92	158
Total liabilities	106,281	37,737

Stockholders’ Equity:
Common stock	60	57
Additional paid-in capital	358,602	319,582
Retained earnings (deficit)	14,245	(2,642)
Total stockholders’ equity	372,907	316,997
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$479,188	$354,734

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020

Sales	$116,003	$55,007	$331,910	$131,440
Cost of sales	81,940	40,436	236,757	96,338
Gross profit	34,063	14,571	95,153	35,102

Operating expenses:
Store operations	14,842	5,008	35,648	12,524
Selling, general, and administrative	11,007	4,017	28,975	15,513
Depreciation and amortization	3,539	443	8,510	1,270
Total operating expenses	29,388	9,468	73,133	29,307

Income from operations	4,675	5,103	22,020	5,795

Other income (expense):
Other expense	78	(14)	32	(75)
Interest income	395	48	435	73
Interest expense	(25)	—	(31)	(20)
Total non-operating income (expense), net	448	34	436	(22)

Net income before taxes	5,123	5,137	22,456	5,773

Provision for income taxes	(1,096)	(1,799)	(5,569)	(1,955)

Net income	$4,027	$3,338	$16,887	$3,818

Net income per share, basic	$0.07	$0.07	$0.29	$0.09
Net income per share, diluted	$0.07	$0.06	$0.28	$0.09

Weighted average shares outstanding, basic	58,531	47,878	58,994	41,477
Weighted average shares outstanding, diluted	59,490	51,626	60,108	44,224

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended September 30,
	2021	2020
	(000)	(000)
Net income	$4,027	$3,338
Income taxes	1,096	1,799
Interest expense	25	—
Depreciation and Amortization	3,539	443
EBITDA	$8,687	$5,580
Share based compensation (option compensation, warrant compensation, stock issued for services)	2,106	1,022
Adjusted EBITDA	$10,793	$6,602

Adjusted EBITDA per share, basic	$0.18	$0.14
Adjusted EBITDA per share, diluted	$0.18	$0.13

	Nine Months Ended September 30,
	2021	2020
	(000)	(000)
Net income	$16,887	$3,818
Income taxes	5,569	1,955
Interest	31	20
Depreciation and Amortization	8,510	1,270
EBITDA	$30,997	$7,063
Share based compensation (option compensation, warrant compensation, stock issued for services)	5,347	6,324
Adjusted EBITDA	36,344	$13,387

Adjusted EBITDA per share, basic	$0.62	$0.32
Adjusted EBITDA per share, diluted	$0.60	$0.30